Exhibit 23.01

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-56010 and 333-149107) pertaining to the Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico of our report dated June 25, 2015, with respect to the financial statements and schedules of the Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico included in this Annual Report (Form 11-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP
Columbus, Ohio
June 25, 2015